UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 14, 2007
ASPECT MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-24663	04-2985553

(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road Norwood, Massachusetts	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On June 14, 2007, Aspect Medical, Inc. (“Aspect Medical”) entered into a definitive agreement to sell $110 million aggregate principal amount of 2.5% convertible subordinated notes due 2014 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Act”). Aspect Medical also granted the initial purchaser an option to purchase up to an additional $15 million principal amount of Notes. The net proceeds from the offering, after deducting the initial purchaser’s discount and estimated offering expenses payable by Aspect, are expected to be approximately $105.6 million (or approximately $120.1 million if the initial purchaser exercises its over-allotment in full). The initial purchaser is expected to receive an aggregate commission of approximately $3.52 million in connection with the offering of the Notes (and an additional $400,000 if the initial purchaser’s over-allotment is exercised in full).
     The Notes will be convertible under certain circumstances into shares of Aspect Medical’s common stock, $.01 par value per share (“Common Stock”) at an initial conversion rate of 52.4294 shares per $1000 principal amount of Notes. This is equivalent to a conversion price of $19.07 per share. If Aspect Medical obtains shareholder approval, it may irrevocably elect to net share settle conversions of the notes in accordance with the terms of the notes, which would generally require Aspect Medical to deliver cash for the principal amount of the notes and shares of common stock for the notes’ conversion value in excess of the principal amount.
     The closing of the offering is expected to occur on June 20, 2007, subject to customary closing conditions.
     The Notes and the shares of Common Stock issuable upon conversion of the Notes will not be registered under the Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.
     Aspect Medical expects to agree, pursuant to a registration rights agreement, to file a shelf registration statement with the Securities and Exchange Commission with respect to resales of the Notes and any shares of Common Stock issuable upon conversion of the Notes.
Item 8.01. Other Events.
     Note Offering. A copy of the press release relating to the pricing of the Notes offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     Share Repurchase and Reduction in Shares Outstanding. On June 13, 2007, Aspect Medical closed its previously-announced repurchase of 2,000,000 shares of its Common Stock held by Boston Scientific Corporation at a repurchase price of $15.91 per share. As a result of such share repurchase, the number of shares of Aspect Medical’s outstanding Common Stock has been reduced from 22,429,979 shares to 20,429,979 shares, based upon the number of shares of Common Stock outstanding on March 31, 2007.
Item 9.01. Financial Statements and Exhibits
99.1	Press release dated June 14, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2007	ASPECT MEDICAL SYSTEMS, INC.
	By:	/s/ Michael Falvey
		Name:	Michael Falvey
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated June 14, 2007